 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 18, 2023 with respect to the consolidated financial statements of SYLA Technologies Co., Ltd. (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 17, 2023